UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) September 23, 2008
Delphi Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14787	38-3430473

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5725 Delphi Drive, Troy, MI		48098

(Address of Principal Executive Offices)		(Zip Code)
(248) 813-2000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
A. Global Settlement Agreement and Master Restructuring Agreement
Court Approval
On September 26, 2008, the United States (“U.S.”) Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an order approving Delphi Corporation’s (“Delphi” or the “Company”) motion seeking authority to enter into an Amended and Restated Global Settlement Agreement with General Motors Corporation (“GM”) dated September 12, 2008 (as amended, the “Amended GSA”) and an Amended and Restated Master Restructuring Agreement with GM dated September 12, 2008 (the “Amended MRA”). The Company had previously announced it entered into a Global Settlement Agreement (as amended prior to September 12, 2008, the “GSA”) and a Master Restructuring Agreement (as amended prior to September 12, 2008, the “MRA”) with GM in connection with the Company’s first amended joint Plan of Reorganization (the “Amended Plan”). The Amended GSA and the Amended MRA amend and restate the GSA and the MRA.
Intent of GSA and MRA
The Amended GSA is intended to resolve outstanding issues between Delphi and GM and is to be implemented by Delphi and GM in the short term. By contrast, resolution of most of the matters addressed in the Amended MRA will require a significantly longer period which is expected to extend for a number of years. Together, the Amended GSA and the Amended MRA provide for a comprehensive settlement of all outstanding issues between Delphi and GM (other than ordinary course commercial matters), including: litigation commenced in March 2006 by Delphi to terminate certain supply agreements with GM; all potential claims and disputes with GM arising out of the separation of Delphi from GM in 1999, including certain post-separation claims and disputes; the proofs of claim filed by GM against Delphi in Delphi’s chapter 11 cases; GM’s treatment under a Delphi plan of reorganization; and various other legacy issues. Except as specifically noted below, the obligations under the Amended GSA and the Amended MRA are not conditioned on the effectiveness of the Amended Plan.
Terms of GSA
In addition to establishing claims treatment, including specifying which claims survive and the consideration to be paid by Delphi to GM in satisfaction of certain claims, the Amended GSA addresses, among other things, commitments by Delphi and GM regarding post-retirement health care benefits and employer-paid post-retirement basic life insurance benefits (“OPEB”), pension obligations, and other GM contributions with respect to labor matters and releases.
•	Subject to obtaining necessary union consents, Delphi is to cease providing hourly OPEB; in addition, GM has agreed to assume financial responsibility for all Delphi traditional hourly OPEB liability from and after January 1, 2007;
•	Subject to obtaining necessary union consents, Delphi is to freeze its Delphi Hourly-Rate Employees Pension Plan (“HRP”), as provided in certain union settlement agreements, and GM’s Hourly-Rate Employees Pension Plan is to become responsible for the benefits of certain participants in the HRP;
•	Subject to obtaining necessary union consents, Delphi is to transfer certain assets and liabilities of the HRP to the GM Hourly-Rate Employee Pension Plan pursuant to section 414(l) of the Internal Revenue Code (the “414(l) Transfer”). The 414(l) Transfer is to occur in two separate steps. The Amended GSA provides that the first step of the 414(l) transfer is to occur no later than September 29, 2008 and is to transfer liabilities sufficient to avoid an accumulated funding deficiency for HRP plan year ending September 30, 2008 (which the Company estimates would be approximately $2.1 to $2.4 billion as of September 30, 2008). The first step of the 414(l) Transfer is effective as of September 29, 2008. The second step of the 414(l) transfer which will occur upon the effectiveness of a plan of reorganization (i) provides for the treatment of GM’s claims and releases as set forth in the Amended GSA and (ii) contains interpretive provisions required by the Amended GSA regarding conflicts between such a plan and the Amended GSA and the Amended MRA. The Company estimates that the second step of the 414(l) Transfer will transfer approximately $1 billion in net HRP unfunded liabilities (but may increase or decrease depending on, among other things, the performance of HRP assets);
•	With respect to GM’s claims in the Company’s chapter 11 proceedings, GM has agreed to fix its general unsecured claim amount at $2.5 billion and to subordinate its recovery on such claim until other general unsecured creditors have achieved a recovery of 20% of the allowed amount of their claims (other than holders of claims arising from

Delphi’s trust preferred securities). Once Delphi’s other general unsecured creditors have received a distribution of 20% of the allowed amount of their claims, if there is any remaining value to be distributed, GM would receive a distribution on its general unsecured claim until it has received a 20% distribution on such claim amount. Once GM has received a 20% distribution on its general unsecured claim, and if there is any remaining value to be distributed, any additional distributions would be shared ratably between GM and Delphi’s other general unsecured creditors;
•	GM is to receive an allowed administrative expense claim in the amount of $2.055 billion. As a basis for calculating the amount of GM’s administrative claim, GM and Delphi and certain of Delphi’s U.S. subsidiaries, which together with Delphi filed voluntary petitions for reorganization relief under chapter 11 (the Debtors”), agreed to fix the administrative claim to the liabilities transferred to GM through the 414(l) Transfer. The administrative claim would be allowed in two steps. Upon completion of the first step of the 414(l) Transfer, GM is to receive a claim equivalent to 77.5% of the net unfunded liabilities then transferred. Upon completion the second step of the 414(l) Transfer, GM would receive the balance of the $2.055 billion claim.
•	In a chapter 11 reorganization in which Delphi emerges with its principal core businesses, the plan of reorganization may, subject to certain conditions, satisfy GM’s administrative claim through the issuance of non-voting convertible preferred stock (provided that (i) Delphi’s exit financing does not exceed $3.0 billion (plus a revolving credit facility), (ii) no equity securities are issued that are senior to or pari passu with GM’s preferred stock, (iii) the chapter 11 plan provides for the GM releases as described in the Amended GSA, and (iv) the chapter 11 plan contains interpretive provisions required by the Amended GSA regarding conflicts between such a plan and the Amended GSA and the Amended MRA).
•	If all conditions for the receipt by GM of the preferred stock described above are satisfied, holders of general unsubordinated unsecured claims (other than holders of claims arising from Delphi’s trust preferred securities) will receive pro rata distributions of common stock in reorganized Delphi to the extent necessary to permit such holders to receive 20% of their allowed general unsubordinated unsecured claims (which distributions are dependent upon an agreed valuation formulation set forth in Section 4.04(c) of the Amended GSA), and the distribution of non-voting convertible preferred stock to GM will be reduced by a corresponding amount. In the event that total enterprise value set forth in the plan of reorganization or disclosure statement (as subsequently modified hereafter) exceeds $7.13 billion, Delphi and GM agree to work in good faith with the official committee of unsecured creditors to establish a reasonable allocation of the value in excess of $7.13 billion in light of the actual economic value of reorganized Delphi.
•	If any of the conditions to GM’s acceptance of preferred stock in satisfaction of its administrative claim are not satisfied or waived by GM, holders of general unsubordinated unsecured claims (other than holders of claims arising from Delphi’s trust preferred securities) will receive 50% of all distributions that would otherwise be made to GM on account of its $2.055 billion administrative claim up to the amount necessary for such holders to receive an aggregate distribution of up to $300 million (exclusive of any value received as a result of such holders participation in any rights offering);
•	With respect to Delphi’s labor-related obligations, GM is to make significant contributions to Delphi to fund various special attrition programs, consistent with the provisions of the U.S. labor agreements; and
•	GM and certain related parties and Delphi and certain related parties have exchanged broad, global releases, effective as of the effective date of the Amended GSA (which releases do not apply to certain surviving claims as set forth in the Amended GSA). In addition to providing a release to GM, the Company agreed to withdraw with prejudice the sealed complaint (the “GM Complaint”) filed against GM in the Bankruptcy Court on October 5, 2007.
On September 26, 2008, Delphi received the consent of its labor unions to (i) cease providing hourly OPEB and to have GM assume financial responsibility for all traditional Delphi hourly OPEB liability from and after January 1, 2007; (ii) freeze the HRP, as provided in certain union settlement agreements, and have GM’s Hourly-Rate Employees Pension Plan become responsible for certain costs related to the HRP; and (iii) complete the 414(l) Transfer (the “Union Consents”). Upon receipt of the Union Consents the Amended GSA became effective and the first step of the 414(l) Transfer on September 29, 2008.
Terms of MRA
The Amended MRA is intended to govern certain aspects of Delphi and GM’s commercial relationship following Delphi’s emergence from chapter 11. The Amended MRA addresses, among other things, the scope of GM’s existing and future business awards to Delphi and related pricing agreements and sourcing arrangements, GM commitments with respect to reimbursement of specified ongoing labor costs, the disposition of certain Delphi facilities, and the treatment of existing agreements between Delphi and GM. The Amended MRA became effective concurrent with the effectiveness of the

Amended GSA. GM’s obligations under the Amended MRA will not be subject to termination until December 31, 2015 (provided that certain obligations of GM with respect to legacy International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the “UAW”) employees would survive any such termination). Through the Amended MRA, Delphi and GM have agreed to certain terms and conditions governing, among other things:
•	The scope of existing business awards, related pricing agreements, and extensions of certain existing supply agreements, including GM’s ability to move production to alternative suppliers, and reorganized Delphi’s rights to bid and qualify for new business awards;
•	The Amended MRA eliminates GM’s ability to receive price-downs and restricts GM’s ability to re-source products manufactured at core U.S. operations through at least December 31, 2011 and Mexican operations through December 31, 2010;
•	GM has agreed to provide Delphi with “Keep Site Facilitation Fee” payments of $110 million annually in 2009 and 2010 which payments are not contingent on Delphi’s emergence from chapter 11 and which are payable in quarterly installments;
•	GM and Delphi agreed to terms and conditions concerning the sale of certain of Delphi’s non-core businesses and to additional terms and conditions if certain of Delphi’s businesses and facilities are not sold or wound down by specified future dates (as set forth in the Amended MRA);
•	GM and Delphi agreed to the treatment of certain contracts between Delphi and GM arising from Delphi’s separation from GM and other contracts between Delphi and GM;
•	The Amended MRA accelerates GM’s payment terms through 2011 upon (a) the effectiveness of an agreement giving GM certain access rights to four of the Company’s U.S plants in the event that the reorganized Company experiences extreme financial distress that would prevent Delphi from delivering parts at some point in the future and (b) the consummation of a revised chapter 11 plan that (i) provides GM the consideration and releases under the Amended GSA, (ii) contains interpretive provisions required by the Amended GSA regarding conflicts between such a plan and the Amended GSA and the Amended MRA, and (iii) pursuant to which Delphi emerges with substantially all of its core businesses;
•	GM has agreed to make significant, ongoing contributions to Delphi and reorganized Delphi to reimburse the Company for labor costs in excess of $26 per hour, excluding certain costs, including hourly pension and other postretirement benefit contributions provided under the Supplemental Wage Agreement, at specified UAW manufacturing facilities retained by Delphi; and
•	GM will assume financial responsibility to Delphi for all current and future workers compensation, disability, supplemental unemployment benefits, and severance obligations incurred by Delphi after January 1, 2009 in relation to all current and former UAW-represented hourly active, inactive, and retired employees.
B. Amendment to Advance Agreement with General Motors Corporation
As previously reported, on May 9, 2008, Delphi entered into an agreement (the “Advance Agreement”) with GM whereby GM agreed to advance Delphi amounts anticipated to be paid following the effectiveness of the GSA and the MRA. The original Advance Agreement had a maturity date of the earlier of December 31, 2008, when $650 million has been paid under the GSA and MRA and the date on which a plan of reorganization becomes effective. The original Advance Agreement provided for availability of up to $650 million, as necessary for Delphi to maintain $500 million of liquidity, as determined in accordance with the Advance Agreement. The amounts advanced accrue interest at the same rate as the second priority term loan of the amended and restated DIP credit facility entered into on May 9, 2008 (the “Amended and Restated DIP Credit Facility”) on a paid-in-kind basis. The interest on the advances made through the effectiveness of the Amended GSA and Amended MRA will be cancelled due to the effectiveness of the Amended GSA and Amended MRA, as more fully described above. GM has received an administrative claim for its advances but those advances will be set off against the Amended GSA and Amended MRA upon effectiveness of those agreements or any remaining administrative claims in Delphi’s chapter 11 cases.
On September 26, 2008, the Bankruptcy Court granted Delphi’s motion to amend the Advance Agreement to provide for an additional $300 million availability above the existing $650 million, as necessary for Delphi to maintain $300 million of liquidity, as determined in accordance with the amendment to the Advance Agreement signed on August 7, 2008. The amendment provides that the outside maturity date with respect to the original $650 million may be extended in connection with an extension of Delphi’s existing Amended and Restated DIP Credit Facility, if GM and Delphi agree, to the earlier of June 30, 2009, and the termination of Delphi’s Amended and Restated DIP Credit Facility, and that the maturity date with respect to the additional $300 million is the earlier of December 31, 2008 (subject to potential extension through June 30, 2009, on the same terms as apply to the original $650 million), such date as Delphi files any motion seeking to amend its confirmed plan of reorganization in a manner that is not reasonably acceptable to GM, the termination of Delphi’s Amended and Restated DIP Credit Facility and such date as a plan of reorganization becomes effective. The additional $300 million of advances is also conditioned upon Delphi filing a plan of reorganization and related disclosure statement in form and substance materially consistent Section 5 of the Amended GSA and Section 7.01 of the Amended MRA, and certain other conditions. Any modifications to Delphi's confirmed plan of reorganization that are materially consistent with the Amended GSA and Amended MRA shall be deemed to be reasonably satisfactory to GM. Interest on advances above the original facility amount of $650 million will be cancelled if certain conditions are met. The advances will remain administrative claims in Delphi’s chapter 11 cases.
The foregoing description is qualified by the actual terms of the amended Advance Agreement, which is attached to this document as Exhibit 99(a).
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
As described more fully in Item 1.01 above, Delphi has obtained Bankruptcy Court approval to increase the availability under the Advance Agreement with GM, dated as of May 9, 2008. On August 7, 2008, GM agreed to amend the Advance Agreement to provide for an additional $300 million availability above the existing $650 million, as necessary for Delphi to maintain $300 million of liquidity, as determined in accordance with the amendment to the Advance Agreement. For more information on the terms of the amended Advance Agreement, see Item 1.01 above and Exhibit 99(a).
ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
A. Departure of Directors
Effective September 30, 2008, John D. Opie will retire from the Board of Directors (the “Board”) of Delphi. Mr. Opie has served as a director of Delphi since its separation from GM in 1999 and as Lead Independent Director since 2002. Craig G. Naylor, currently the Chairman of the Compensation and Executive Development Committee and member of the Executive Committee of the Board, will continue serving in such capacities and will assume the role of Lead Independent Director, effective October 1, 2008. Mr. Opie’s decision to retire is not a result of a disagreement with Delphi or with any of its operations, policies or practices.
B. Compensatory Arrangements
Retirement Programs
On September 23, 2008, the Bankruptcy Court entered an order (the “Pension Order”) authorizing the modification of benefits under certain of Delphi’s hourly and salaried retirement programs, which among other things, provides for the freeze of the current supplemental executive retirement program and the adoption of the amended Delphi Corporation Supplemental Executive Retirement Program (the “DB SERP”) and the amended Delphi Corporation Salaried Retirement Equalization Savings Program (the “SRESP”). Currently, it is expected that eligible participants will include the Company’s approximately 420 U.S. executives, including its principal executive officer, principal financial officer, other executive officers and chief accounting officer/controller.
The DB SERP is an unfunded, nonqualified defined benefit plan that provides a benefit coordinated with the Delphi Retirement Program for Salaried Employees (the “SRP”), a tax-qualified defined benefit pension plan. The purpose of the DB SERP is to assure that eligible retiring salaried executive employees of the Company are eligible to receive an overall level of retirement benefits that are competitive with the outside market. The DB SERP will be effective on October 1, 2008, but benefits under the DB SERP will not become vested or first payable until the consummation of the Company’s plan of reorganization (the “Emergence Date”). The Company administers the DB SERP separately and distinctly from the SRP.
The DB SERP is closed to new participants as of October 1, 2008. Benefits under the DB SERP will be frozen based solely on service accrued before such time and no new benefits will accrue under the DB SERP. Participants will continue to be credited service following October 1, 2008 solely for eligibility purposes (i.e., permitting participants to “grow in” to retirement eligibility). To be eligible to receive a benefit under the DB SERP, an executive employee must (1) be a regular executive employee at retirement, death or onset of disability, (2) have at least ten years of service, (3) have attained 55 years of age and (4) be an employee as of the Emergence Date. Delphi, in its sole discretion, may waive the fourth condition for an employee who voluntarily separates on or after October 1, 2008 and before the Emergence Date. However, in no event will any participant receive a DB SERP distribution prior to the Emergence Date. For a period of two years following separation from employment, any retired executive employee entitled to receive a benefit under the DB SERP may not compete with the Company, without the Company’s consent.
An executive employee will be entitled to a DB SERP benefit if he or she is involuntarily separated from service without cause (or if he or she has entered into an employment agreement with the Company, leaves for “good reason” (as defined in an applicable employment agreement)) on or after the Emergence Date and has at least five years of service with the Company. In such cases, payment of the benefit will then be deferred until the first day of the first month following the executive employee’s 55th birthday.
Benefits under the DB SERP are paid under either the Regular Formula or the Alternative Formula. The Regular Formula provides a benefit equal to 2% of the executive employee’s average monthly base salary multiplied by the executive employee’s total years of SRP Part B and Part C service less the sum of (i) the unreduced monthly SRP pension benefits to which the executive employee is entitled, (ii) 2% multiplied by the maximum allowable social security benefit multiplied by the total of the executive’s SRP Part A and Part C service as of October 1, 2008 and (iii) the value of any benefits received under the prior supplemental executive retirement plan which will be frozen as of September 30, 2008. The Alternative Formula provides a benefit equal to 1.5% of the executive employee’s average monthly base salary plus average monthly annual incentive compensation multiplied by the executive employee’s total years of SRP Part B and Part C service as of October 1, 2008 (capped at 35 years) less the sum of (i) the unreduced monthly SRP benefits to which the executive employee is entitled, (ii) the maximum allowable social security benefit and (iii) the value of any benefits received under the prior supplemental executive retirement plan which will be frozen as of September 30, 2008. However calculated, benefit amounts will be reduced for early retirement before age 62. As of October 1, 2008, no additional years of credited service or base salary increases will be used in the calculation of the benefit under the DB SERP.
Benefits under the DB SERP are paid as a five-year monthly annuity beginning on the latest of (A) the first day of the month at least 15 days after the employee’s separation from service, except that distributions to “specified employees” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) will not be made before a date that is six (6) months after the specified employee’s separation from service (B) the first day of the first month following the employee’s 55th birthday, or (C) the first day of the month following the Emergence Date. Death benefits are paid in a lump sum to the spouse and/or beneficiary of an executive employee who was eligible for benefits under the plan at the time of his or her death. The benefit will be paid to the surviving spouse and/or beneficiary on the later of the first day of the month following the date the deceased executive employee would have attained age 55 or the first day of the month following the Emergence Date. If following the Emergence Date, an executive employee receiving his or her monthly benefit subsequently dies before receiving all 60 monthly payments, then the remaining benefits will be paid in a lump sum to the spouse and/or beneficiary. Benefits under the DB SERP may be reduced by any amounts owed by the employee to the Company.
The Company may amend, modify, suspend, or terminate the DB SERP at any time, except that no amendment, modification, suspension or termination may be made without the written consent of the executive employee if such action would adversely affect any accrued DB SERP benefit.
A copy of the DB SERP is attached as Exhibit 99(b) to this Current Report on Form 8-K and is incorporated herein by this reference.
The SRESP is a funded, non-qualified defined contribution plan that will replace the Company’s pre-existing supplemental retirement programs and will be maintained primarily for the purpose of providing deferred compensation to certain executives, managers and other highly-compensated employees of the Company. The purpose of this program is to supplement the Company’s tax-qualified defined contribution savings plan (the Delphi Savings-Stock Purchase Program which has been renamed to the Delphi Salaried Retirement Savings Program) and allow participant contributions, Company non-elective contributions and matching contributions to be made into a nonqualified defined contribution savings plan in situations where legal limitations under the tax-qualified defined contribution savings plan have been reached. The SRESP will be effective on the Emergence Date.
A participant is always 100% vested in the amounts credited to his or her account that are attributable to his or her deferrals. Matching contributions will equal 50% of a participant’s deferrals, not to exceed 7% of his or her compensation. Participants who have at least 25 years of continuous length of service as of September 30, 2008 will receive matching contributions, for a five-year period (from October 1, 2008 through September 30, 2013), equal to 50% of his or her deferrals not to exceed 9% of compensation. In addition, for eligible participants, Delphi will calculate and contribute on a one-time basis a Company non-elective contribution and a matching contribution for the period between October 1, 2008 and the Emergence Date, as long as the participant is employed by Delphi as of the Emergence Date, and with respect to the matching contribution, as long as the participant contributes his or her deferral on an after-tax basis for such interim period.
Distributions from a participant’s account will be made according to elections, made or deemed made by, the participant, except that distributions to “specified employees” (as defined under Section 409A of the Code) will not be made before a date that is six months after the specified employee’s separation from service. A participant may elect to receive his or her vested account upon a separation from service or on a specified date, which amount will be distributed, in either case, in a single lump sum. Upon death, the vested account will be distributed in a single lump sum.
The Company reserves the right to amend the plan, except that no amendment can directly or indirectly deprive any current or former participant or beneficiary of all or any portion of his account which had accrued prior to the amendment. In addition, the Company may terminate the plan if all substantially similar arrangements are terminated, no payments (except required payments) are made within 12 months after termination, all payments are made within 24 months after termination, and the employer does not adopt a new substantially similar arrangement within five years following termination.
A copy of the SRESP and its adoption agreement are attached as Exhibit 99(c) to this Current Report on Form 8-K and is incorporated herein by this reference.
Short-Term At Risk Performance Payment Program
On September 26, 2008, the Bankruptcy Court entered a final order (the “Supplemental Order”) granting the motion of the Debtors, to continue the Short-Term At Risk Performance Payment Program (the “Program”) for the six-month period running from July 1, 2008 through December 31, 2008 (the “Performance Period”) under substantially the same terms and conditions outlined in the order authorizing the Debtors to implement an annual incentive plan for the first half of 2008, as disclosed in Form 8-K filed on March 25, 2008, with new corporate and divisional targets for the Performance Period. The performance targets are subject to certain adjustments on a dollar-for-dollar basis to reflect any positive or negative variance between the assumptions underlying the Debtors’ forecasted financial results for the Performance Period and the terms of the agreements reached with Delphi’s labor unions and GM. In addition, adjustments can be made for the divestitures of the assets of the steering and halfshaft businesses (the “Steering Business”). However, should Delphi emerge from chapter 11 proceedings during the Performance Period, the post-emergence Compensation Committee would have the authority to make adjustments to the targets in order to preserve the incentive features of the plan. In the event Delphi does not emerge from chapter 11 on or before February 13, 2009, the Compensation Committee may make adjustments to the plan that it believes are in the best interests of Delphi so as to preserve the incentive features of the plan and/or preserve human capital in light of then extant circumstances and events. In addition, the unsecured creditors may review and reasonably object to certain adjustments made during the Performance Period in the event Delphi does not emerge from chapter 11 on or before February 13, 2009. The Program applies to approximately 420 individuals holding executive positions with Delphi or one of its affiliated Debtors in the U.S. during the Performance Period, including Delphi’s President and Chief Executive Officer, Chief Financial Officer, and each other named executive officer. The Program authorized by the Supplemental Order would pay approximately $19.5 million for the achievement of target levels of performance and has a maximum payout of $36.1 million. An annual incentive plan mirroring the Program continues to apply to approximately 110 individuals holding executive positions at non-Debtor subsidiaries of Delphi. The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Supplemental Order, a copy of which is attached hereto as Exhibit 99(d).
ITEM 8.01 OTHER EVENTS
In accordance with the Pension Order, Delphi will freeze the accrual of benefits as of September 30, 2008 under the following defined benefit plans: the Delphi Retirement Program for Salaried Employees, the Delphi Mechatronic Systems Retirement Program, the ASEC Manufacturing Retirement Program, the Packard-Hughes Interconnect Non-Bargaining Retirement Plan and the current supplemental executive retirement plan. Participants under these plans will continue to be credited service for each month worked following September 30, 2008 solely for retirement eligibility purposes (i.e., permitting employees to “grow in” to retirement eligibility). In addition, Delphi will implement under their tax-qualified defined contribution plan, the Delphi Salaried Retirement Savings Program for salaried employees, the following: (i) a non-elective direct contribution by Delphi to each eligible employee’s account equal to 4% of the employee’s eligible compensation and (ii) a matching contribution equal to $.50 for every dollar the employee contributes up to 7% of eligible compensation (for employees with continuous length of service of 25 years or more, up to 9% of eligible compensation for the period starting October 1, 2008 through September 30, 2013).
With respect to the union employees, the Pension Order authorizes the freeze, in whole or in part, of the HRP following union consent at a date mutually agreed upon between Delphi and the unions and in accordance with applicable laws. Upon the HRP freeze, certain participants in the HRP would be eligible for enhanced contributions to the existing defined contribution pension plan and the individual retirement plan provisions (i.e., the cash balance benefits) of the HRP.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits. The following exhibits are being filed as part of this report.

Exhibit
Number	Description
99(a)	Agreement between Delphi Corporation and General Motors Corporation dated as of August 7, 2008

99(b)	Delphi Corporation Supplemental Executive Retirement Program

99(c)	Delphi Corporation Salaried Retirement Equalization Savings Program

99(d)	Supplemental Order
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI CORPORATION

(Registrant)
Date: September 29, 2008

By:	/s/ JOHN D. SHEEHAN
John D. Sheehan,
Vice President and Chief Restructuring Officer